For: YTB International, Inc.

Investor Contacts:
Garth Russell / Yemi Rose
KCSA Worldwide
212-896-1250 / 212-896-1233

Direct Selling Association Approves YTB International As
New Member Company
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WOOD RIVER, Ill., September 24, 2007 - YTB International, Inc. (OTCPK: YTBLA) (“YTB” or the “Company”), a provider of Internet-based travel booking services for travel agencies and home-based independent representatives in the United States, today announced that the Direct Selling Association (“DSA”) has approved its application for active membership in the organization.

YTB completed a one-year pending period required for full membership in the association. During this time, the Company’s marketing and business plans were reviewed to ensure full compliance with all provisions established by DSA’s Code of Ethics. YTB joins the elite ranks of DSA’s more than 220 active and pending member companies in the United States.

DSA is the national trade association representing companies that manufacture and sell products and services sold directly to consumers, primarily through an independent contractor sales force. Its mission is “to protect, serve and promote the effectiveness of member companies and the independent business people they represent. To ensure that the marketing by member companies of products and/or the direct sales opportunity is conducted with the highest level of business ethics and service to consumers.” Each DSA member company pledges to abide by the Code of Ethics’ standards and procedures as a condition of admission and continuing membership in DSA. This Code of Ethics speaks to both the consumer and the seller, and ensures that member companies will make no statements or promises that might mislead either consumers or prospective sales people. The DSA Code of Ethics expressly prohibits pyramid schemes, deceptive or unlawful consumer or recruiting practices, misrepresentation of earning or sales potential, inventory loading and unreasonable entrance fees.

Scott Tomer, CEO of YTB International, stated, “We are proud to have been granted membership in the DSA. Our acceptance further validates the strict internal business practice standards to which we hold ourselves. Our Company is committed to maintaining these high standards, as well as those set by the DSA.”

About DSA
DSA is the national trade association of the leading firms that manufacture and distribute goods and services sold directly to consumers. Among its more than 220 active and pending members are companies selling both via a party-plan method and in the traditional person-to-person style. In 2006, U.S. direct sales were more than $32 billion with more than 15.2 million direct sellers nationwide. The vast majority are independent business people “micro-entrepreneurs” whose purpose is to sell the product/service of the company they voluntarily choose to represent. Approximately 90 percent of direct sellers operate their business part-time. To find out more about DSA please visit www.dsa.org.

About YTB International
YTB International, Inc. provides Internet-based travel booking services for travel agencies and home-based independent representatives in the United States, Puerto Rico, and the US Virgin Islands. It operates through three subsidiaries: YourTravelBiz.com, Inc., YTB Travel Network, Inc., and REZconnect Technologies, Inc. YourTravelBiz.com division focuses on marketing online travel agencies through a nationwide network of independent business people, known as “Reps.” YTB Travel Network division establishes and maintains travel vendor relationships, books travel transactions of online travel agents (RTAs, now numbering over 120,000), collects travel commissions and pays sales commissions. Each RTA sells travel through a personalized Internet-based travel website. The REZconnect Technologies division operates as a travel vendor relationship management company and offers franchises of brick and mortar travel agencies.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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This document is available on the KCSA Worldwide Website at www.kcsa.com.